Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 18, 2025, in the Registration Statement (Form S-1) and related Prospectus of Wealthfront Corporation for the registration of shares of its common stock.
/s/ Ernst & Young LLP
San Francisco, California
September 29, 2025
A member firm of Ernst & Yung Global Limited